Exhibit 10.6

August 30, 2016

Joseph Mannello

137 Jockey Hollow Road

Bernardsville, New Jersey 07924

Re:       Offer of Employment as Interim Chief Executive Officer

Dear Joe:

On behalf of MYOS RENS Technology Inc. (the “Company”), I am pleased to extend to you this offer of employment (“Offer Letter”) as the Company’s interim Chief Executive Officer.  We are excited to have you as a part of the senior management team and your expertise is highly needed here. You will devote a minimum of forty (40) per week to the Company and report directly to the board of directors of the Company (the “Board”).

You will receive an initial annual base salary of $240,000, payable in accordance with the Company’s policies.  You will also be provided with 10,000 shares of the Company’s common stock, which shall vest on the earlier of (i) the six month anniversary of your start date and (ii) the date that the Company hires a permanent Chief Executive Officer. In addition, you will be eligible to receive additional equity grants in conjunction with any financing transactions that the Company may consummate, at the sole discretion of the Board. You will be eligible to receive an annual cash bonus in an amount up to 100% of your then current base salary (pro rated for any partial term), as may be determined by the Board (or its compensation committee), in its sole discretion.  Annual adjustments to salary, as well as bonus and additional stock option awards are at the sole discretion of the Board (or its compensation committee). You will continue to be entitled to receive compensation in your capacity as an existing member of the Board.

You are entitled to participate in the Company’s incentive plans or programs, including an ESOP, in each case as determined by the Board (or its compensation committee), and you shall receive the opportunity to participate fully in the Company’s health insurance plan and any other benefits provided to all employees of the Company. You shall be entitled to 20 vacation days and five sick days per calendar year (prorated for the remainder of 2016).

Your employment with the Company deems you as an employee “at will.” This means that it is not for any specified period of time and either you or the Company can terminate your employment at any time, and for any or no particular cause or reason.

This Offer Letter constitutes the sole and entire agreement of the parties to this agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

This Offer Letter may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Offer Letter or, in the case of waiver, by the party or parties waiving compliance.

This Offer Letter and your employment will be governed in all respects by laws of the State of New Jersey.

* * * *

We are excited about the future of MYOS and your contribution to our success. I look forward to receiving your acceptance of this employment offer.  To formally accept this offer, please sign in the appropriate place below and return an executed copy of this Offer Letter to me. Please retain an executed copy of this Offer Letter for your own records.

Sincerely,

/s/ Christopher Pechock

Christopher Pechock

Chairman of the Compensation Committee

Acknowledged and agreed as of the date set forth below:

/s/ Joseph Mannello

Name: Joseph Mannello

Dated: 9/1/16